Exhibit 10.1

2420 Brunello Trace, Lutz, FL -33558 * PH: 800-261-0281 * FAX: 800-265-6932 * www.Trxadehealth.com

February 3rd, 2022

Ms. Janet Huffman Sarasota, FL

Dear Ms. Huffman,

We are pleased to extend an offer of employment with Trxade, Inc., a subsidiary of TRxADE HEALTH, INC. This employment offer is contingent upon successful completion of a background check, online personality test and pre-employment drug test conducted in accordance with applicable federal, state and local laws. Upon your acceptance of this employment offer our Human Resources Department will contact you to complete all the necessary forms and instructions.

The following details summarize the offer of employment:

1.	Full-time employment as Director of Finance
2.	Effective Start date is February 14th, 2022
3.	Annual Base Salary of $175,000 per year paid as per company by weekly payroll process.
4.	Upon transition to the Chief Financial Officer position: (Anticipated transition Date: May 15th, 2022 or sooner after 1Q 10Q is filed )

a.	Annual Base Salary of $225,000 per year
b.	Discretionary Bonus – Executive shall be eligible for a yearly discretionary cash, stock, or equity bonus equal to an amount as determined by the Board and based on the condition of the Company’s business and results of operations, and the Board’s evaluation of the Executive’s individual performance for the relevant period and/or such other matters as the Board in their discretion may deem relevant. Each Discretionary Bonus shall be paid at the Board’s discretion.

5.	Cobra payment assistance up to $3000 if Ms. Huffman leaves on her own with in 12 months of employment this amount will be paid back to company

6.	Relocation assistance up to $10,000 if Ms. Huffman leaves on her own with in 12 months of employment this amount will be paid back to company.

Acceptance of this offer acknowledges that the Company is an at-will employer, and that this means that the company may terminate the employment agreement at any time, for any reason, with or without cause or notice and in accordance with applicable law. No officer, employee or representative of the company is authorized to enter an agreement-express or implied-with any employee for employment for a specified period. Any agreement for employment for a specific period will be put into writing and signed by an authorized party of the company. Employment is conditional on a 90-day probationary period. Please refer to TRxADE Employment Handbook for additional terms and conditions of employment.

You will be eligible for health, dental, vision and life insurance upon completion of 60 days after the first month of employment. You will be eligible for the 401(k) plan after 365 days of employment. Under the Immigration Reform and Control Act (IRCA), our company is required to verify the identity and work authorization of all newly hired employees. Therefore, if you accept this position, you will be required to complete a Form I-9 upon hire. Within three business days of beginning employment, you will need to supply acceptable documentation of your identity and work authorization.

In addition, you will be required to sign our non-compete and confidentiality agreement before you may begin employment with our company.

This offer of employment is valid until February 4th, 2022, at 5PM EST.

If you accept this offer of employment, you will begin work as soon as drug screening, background and personality test results have been completed, with an official hire date of February 14th, 2022, and will receive your first paycheck as per company policy, with appropriate payroll deductions as required by law. Payroll is paid biweekly, with one week to accommodate payroll processing.

To confirm your acceptance, please sign and return a copy of this letter. We look forward to having you as a member of our executive team.

Sincerely,

Suren Ajjarapu
Chief Executive Officer

Agreed and accepted on February 3, 2022
/s/ Janet Huffman 2/3/22
Janet Huffman